UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — October 29, 2020

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34835	20-1409613
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

35 East Wacker Drive, Suite 2400 Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

(312) 827-2800

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common stock, par value $0.005 per share	ENV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2020, Envestnet, Inc. (“Envestnet”) announced the retirement of Scott Grinis, Chief Technology Officer, effective June 30, 2021 (the “Separation Date”). As part of the separation arrangement described below, Mr. Grinis has agreed to remain employed through the Separation Date to provide transition services to Envestnet in such a critical role, and Envestnet will make a retention payment to him following such retention period as described below.

Pursuant to the terms of a severance agreement and general release, dated as of October 29, 2020, between Mr. Grinis and Envestnet Financial Technologies, Inc. (the “Agreement”), Mr. Grinis will be entitled to certain severance benefits following his retirement in exchange for signing and not revoking a release of claims against Envestnet and its affiliates and in exchange for compliance with certain provisions protecting Envestnet’s interests, such as non-competition, non-solicitation, confidentiality and non-disparagement obligations. Such severance benefits include a cash payment of $1,088,050, payable in equal installments on Envestnet’s regular payroll dates over a period of two years beginning on the Separation Date, subject to the Agreement and a supplemental release agreement being effective as of the 60-day anniversary of the Separation Date and Mr. Grinis not being in breach of the Agreement. Mr Grinis will also be entitled to a pro-rata bonus for the year of termination in an amount of $113,571 and a retention payment of $550,000, payable on the 60-day anniversary of the Separation Date subject to the same conditions as the cash payment. Additionally, Mr. Grinis will have the right to continue to exercise certain vested stock options that he holds for a certain period following the Separation Date consistent with the terms of the stock option grant agreements for such stock options and the right to vest in a pro-rata portion of previously granted performance share units grants based on the portion of the three-year period following the grant date for each grant that he worked and subject to the satisfaction of the applicable performance goals in such performance share unit grant, in each case, pursuant to the Envestnet Inc. 2010 Long-Term Incentive Plan (the “LTIP”). Mr. Grinis will not be eligible for any additional grants pursuant to the LTIP in 2021, he will forfeit any grants of restricted stock units that have not vested prior to the Separation Date and he will forfeit the portion of the performance share units that are not part of the pro-rata portion that remains eligible for vesting. All of Mr. Grinis’s awards under the LTIP and any unpaid portions of the cash payments described above are subject to forfeiture in the event Mr. Grinis violates the terms of certain covenants, such as his non-competition, non-solicitation, confidentiality and non-disparagement obligations, and the equity awards and cash bonus amounts remain subject to the terms of the Envestnet, Inc. Clawback Policy.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Severance Agreement and General Release, dated as of October 29, 2020, between Envestnet Financial Technologies, Inc. and Scott Grinis

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVESTNET, INC.

By:	/s/ Peter D’Arrigo
Name:	Peter D’Arrigo
Title:	Chief Financial Officer

Date: October 30, 2020